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                                                                  Exhibit 10.66

AMENDMENT TWO

This Amendment ("Amendment") is entered into as of June 15, 2002 between FUNIMATION PRODUCTIONS, LTD., a Texas limited partnership having its registered office at 6851 NE Loop 820, Suite 247, Fort Worth, Texas 76180 U.S.A. ("Licensor") and Infogrames, Inc., a Delaware corporation having its principal offices at 417 Fifth Avenue, New York, NY 10016 ("Licensee").

                              W I T N E S S E T H:

     WHEREAS, Licensor and Licensee entered into a Sublicense Agreement dated October 27, 1999, in full force and effect as of the date hereof (the "Agreement"); and

     WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which to enter into this Amendment to amend the Agreement;

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound, do hereby agree as follows:

1. The definition of Licensed Products shall include the two (2) games (based on the Property and/or the Film) for the Game Boy Advance platform Licensee has released and which are available for purchase by the public as of the date of this Amendment.

     (a) Dragonball Z: Collectible Card Game (hereafter referred to as Licensed Product item #4); and

     (b) Dragonball Z: The Legacy of Goku (hereafter referred to as Licensed Product item #5)

2. For clarity, Licensed Product item #2 is an unreleased (as of the date of this Amendment) interactive game based on the Property and/or the Film for the Color Game Boy platform.

3. The definition of Licensed Products shall include the certain interactive fighting/RPG game for the Playstation 2 platform which is currently being developed by Licensee in conjunction with Bandai (Licensed Product item #6). The parties expressly understand that Licensed Product item #6 is subject to the approval of Toei and to the approval process of Licensor in accordance with the Agreement.

4. With respect to Licensed Product items #2, #3, #4, and #5, all necessary advances have already been paid to Licensor. With respect to Licensed Product item #6, Licensee shall, upon execution of this Amendment, pay to Licensor the amount of one hundred thousand dollars ($100,000) as a recoupable advance on future royalties from Licensed Products 1-6. Such advance shall be non-refundable, except if Toei does not grant final approval of Product #6 pursuant to Paragraph 3 hereof. In such event, the advance shall be paid back to Licensee within five business days of Toei's non-approval of Licensed Product #6.

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5.   Licensed Product items 4-6 shall have a Royalty Rate of 7.5% of Net Sales, unless sold FOB a location outside the Licensed Territory, in which case such items shall have a Royalty Rate of 9.5% of Net Sales.

Except as amended herein, all of the other terms and conditions of the Agreement shall be in full force and effect. In the event of any inconsistency, incongruity or conflict, the terms and conditions of this document shall prevail.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

LICENSOR:

FUNIMATION PRODUCTIONS, LTD.,

a Texas limited partnership



By: /s/ Robert G. Brennan
   --------------------------
Name: Robert G. Brennan

Title: Director of Licensing

LICENSEE:

Infogrames, Inc.

a Delaware corporation



By: /s/ Paul Rinde
   --------------------------
Name: Paul Rinde
     ------------------------
Title: Sr. Vice President
      -----------------------


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